Exhibit 99.1

Ellington Financial Inc. Reports Fourth Quarter 2019 Results
OLD GREENWICH, Connecticut—February 12, 2020
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended December 31, 2019.
Highlights

•	Net income of $11.1 million, or $0.31 per common share.

•	Core Earnings[1] of $15.8 million, or $0.44 per share.

•
Book value per common share as of December 31, 2019 of $18.48, including the effects of dividends of $0.42 per common share for the quarter, and the effects of common and preferred equity offerings completed during the quarter.

•	Credit strategy gross income of $9.9 million for the quarter, or $0.28 per share.

•	Agency strategy gross income of $11.2 million for the quarter, or $0.32 per share.

•
Declared monthly dividend of $0.15 per common share on January 8, 2020, an increase of 7.1% from the previous monthly dividend amount of $0.14 per common share. Dividend yield of 9.7% based on the February 11, 2020 closing stock price of $18.64 per share.

•	Debt-to-equity ratio of 3.8:1 and total recourse debt-to-equity ratio of 2.6:1[2] as of December 31, 2019.

•	Issued 4.83 million shares of common stock and 4.60 million shares of preferred stock, increasing our total equity by $197.6 million, or approximately 30%.
Fourth Quarter 2019 Results
"In the fourth quarter, we had strong performance from our small-balance commercial mortgage loan, residential transition loan, and consumer loan portfolios, as well as from our non-QM mortgage business, where we successfully completed our second securitization of the year," said Laurence Penn, Chief Executive Officer and President of Ellington Financial. "Our Agency strategy also had an excellent quarter, and in particular we benefited from the significant capital allocation that we had made to the sector after the market selloff in August.
"In October, we raised additional capital through our inaugural preferred equity raise, which saw strong participation from both institutional and retail investors. The offering priced at a dividend rate that is among the lowest in our sector thanks to its investment-grade rating, which we believe rightly reflects Ellington Financial's long track record of book value stability, disciplined and dynamic hedging, effective risk management, and prudent leverage. In mid-November, having deployed most of the proceeds from the preferred equity offering, we were able to complete a follow-on common equity offering at attractive levels.
"During the fourth quarter, we invested the proceeds from our preferred equity and common equity offerings across our diversified investment portfolio. This included not only substantial growth in our loan portfolios, but also tactical increases in various sectors of our securities portfolios, where we took advantage of some compelling entry points. I was extremely pleased with the pace and quality of our capital deployment, which enabled us to avoid a material drag on Core Earnings per common share even during a quarter where we grew our equity base by approximately 30%.
"2019 was a transformational year for EFC. We successfully completed our REIT conversion, which triggered EFC's inclusion in several stock indices, improved our stock's trading volume and the breadth and diversity of our investor base, and enabled us to grow our capital base considerably. Our capital raises have allowed us to continue to take advantage of our ongoing high-yielding loan pipelines, while also significantly lowering our expense ratio. The steady growth of our investment portfolio, along with the consistency with which our Core Earnings covered our dividend in recent quarters, culminated in a 7% dividend raise, which we announced in early January 2020.
"In 2020, we continue to focus on the growth of our proprietary loan portfolios, which we believe are critical in manufacturing and controlling our sources of return, while at the same time not hesitating to pursue opportunities across the diverse sectors of our securities portfolios. Coming off of our common equity raise last month, and with lots of liquid Agency assets on our balance sheet that we can easily monetize, we are in a strong position to play offense. At the same time, we will continue to rely on our disciplined hedging and liquidity management to protect and preserve book value."

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings on U.S. Treasury securities and borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, our debt-to-equity ratio based on total recourse borrowings is 2.7:1 as of December 31, 2019.

Financial Results
In the fourth quarter, the Company's credit and Agency portfolios both grew, as it deployed the proceeds from its preferred equity and common equity offerings that closed during the quarter. The Company's total long credit portfolio3 increased by 18.6%, to $1.444 billion as of December 31, 2019, from $1.218 billion as of September 30, 2019, as it added to its non-QM loan, residential transition loan, and consumer loan portfolios, and also opportunistically increased the size of its secondary CLO and CMBS portfolios significantly. The Company's total long Agency RMBS portfolio increased by 23.8%, to $1.937 billion as of December 31, 2019, from $1.565 billion as of September 30, 2019.
The Company's debt-to-equity ratio decreased to 3.8:1 as of December 31, 2019, compared to 4.0:1 as of September 30, 2019. Although the Company added financing during the quarter to accommodate its larger credit and Agency portfolios, its equity also increased significantly over the course of the quarter as a result of two equity offerings, causing the debt-to-equity ratio to decline slightly. The Company's recourse debt-to-equity ratio also decreased over the course of the quarter, to 2.6:12 from 2.9:12.
During the fourth quarter, the Company's credit strategy generated total gross income of $9.9 million, or $0.28 per share, and its Agency strategy generated total gross income of $11.2 million, or $0.32 per share.
Strong net interest income was the primary driver of earnings in the Company's credit portfolio during the fourth quarter. Net interest income4 increased to $23.0 million for the quarter, driven by the larger investment portfolio. The credit portfolio also generated net realized and unrealized losses on the long investment portfolio of $(8.4) million, net realized and unrealized gains on interest rate hedges of $1.7 million, net realized and unrealized losses of $(3.8) million on credit hedges and other activities, other investment related expenses of $(5.9) million, and $3.3 million in earnings from investments in unconsolidated entities.
The Company had strong performance in several of its loan-related strategies, including small-balance commercial mortgage loans, residential transition mortgage loans, consumer loans, and the non-QM mortgage business. The small-balance commercial mortgage loan strategy benefited from several favorable resolutions during the quarter. The Company also had excellent results from secondary CLO notes and non-Agency RMBS. For most of 2019, including the fourth quarter, CLO equity underperformed high yield corporate indices, which led to net realized and unrealized losses on the Company's long investment portfolio and credit hedges during the quarter. While the Company's UK non-conforming RMBS portfolio generated gains for the quarter, the Company's Euro-denominated RMBS portfolio generated losses for the quarter.
In the fourth quarter, the Company also benefited from excellent performance in its Agency portfolio, as actual and implied volatility was low, and as Agency RMBS yield spreads tightened with moderating prepayments. The Agency strategy generated net interest income5 of $2.1 million, and net realized and unrealized gains of $1.9 million. Average pay-ups on the Company's specified pools decreased slightly to 1.36% as of December 31, 2019, from 1.43% as of September 30, 2019. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Additionally, the increase in medium- and long-term interest rates during the quarter generated net realized and unrealized gains on interest rate hedges of $7.2 million.
For the fourth quarter, the Company accrued income tax expense of $1.2 million, related to taxable income in its domestic taxable REIT subsidiaries.

3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $2.028 billion and $1.652 billion, as of December 31, 2019 and September 30, 2019, respectively.
4 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.
5 Excludes any interest income and interest expense items from Interest rate hedges and other activities, net.

The following table summarizes the Company's investment portfolio(1) holdings as of December 31, 2019 and September 30, 2019:

	Fair Value
	December 31, 2019	September 30, 2019
Long:	(In thousands)
Credit:
Dollar Denominated:
CLO(2)	$172,802	$70,762
CMBS	124,693	39,522
Commercial Mortgage Loans and REO(3)(4)	320,926	322,371
Consumer Loans and ABS backed by Consumer Loans(2)	238,193	193,293
Corporate Debt and Equity and Corporate Loans	20,987	23,178
Equity Investments in Loan Origination Entities	41,393	37,715
Non-Agency RMBS	113,342	109,594
Residential Mortgage Loans and REO(3)(5)	933,870	800,834
Non-Dollar Denominated:
CLO(2)	5,722	4,256
CMBS	175	51
Consumer Loans and ABS backed by Consumer Loans	549	578
Corporate Debt and Equity	30	30
RMBS(6)	55,156	49,439
Agency:
Fixed-Rate Specified Pools	1,758,882	1,382,313
Floating-Rate Specified Pools	10,002	11,180
IOs	35,279	37,048
Reverse Mortgage Pools	132,800	134,466
Total Long	$3,964,801	$3,216,630
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	$(471)	$(473)
Government Debt:
Dollar Denominated	(62,994)	(26,730)
Non-Dollar Denominated	(9,944)	(9,706)
Total Short	$(73,409)	$(36,909)

(1)	This information does not include financial derivatives.

(2)	Includes equity investments in securitization-related vehicles.

(3)	In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.

(4)	Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.

(5)	As of September 30, 2019, includes an equity investment in an unconsolidated entity holding residential mortgage loans.

(6)	Includes an equity investment in an unconsolidated entity holding European RMBS.

The following table summarizes the Company's operating results for the three-month periods ended December 31, 2019 and September 30, 2019 and the year ended December 31, 2019:

	Three-Month Period Ended December 31, 2019	Per Share	Three-Month Period Ended September 30, 2019(1)	Per Share(1)	Year Ended December 31, 2019	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(2)	$35,505	$0.97	$31,194	$0.93	$126,526	$3.86
Realized gain (loss), net	(9,618)	(0.26)	1,142	0.04	(13,966)	(0.43)
Unrealized gain (loss), net	1,223	0.03	(1,089)	(0.03)	15,863	0.48
Interest rate hedges, net(3)	1,679	0.05	(549)	(0.02)	(1,345)	(0.04)
Credit hedges and other activities, net(4)	(3,751)	(0.10)	(193)	(0.01)	(11,237)	(0.34)
Interest expense(5)	(12,533)	(0.34)	(11,365)	(0.34)	(46,936)	(1.43)
Other investment related expenses	(5,861)	(0.16)	(3,287)	(0.10)	(17,777)	(0.54)
Earnings from investments in unconsolidated entities	3,262	0.09	2,796	0.08	10,209	0.31
Total Credit profit (loss)	9,906	0.28	18,649	0.55	61,337	1.87
Agency RMBS:
Interest income	10,573	0.29	9,736	0.29	37,371	1.14
Realized gain (loss), net	928	0.03	3,815	0.11	4,083	0.12
Unrealized gain (loss), net	988	0.03	7,361	0.22	37,424	1.14
Interest rate hedges and other activities, net(3)	7,214	0.20	(8,452)	(0.25)	(25,309)	(0.77)
Interest expense	(8,495)	(0.23)	(8,351)	(0.25)	(30,703)	(0.94)
Total Agency RMBS profit (loss)	11,208	0.32	4,109	0.12	22,866	0.69
Total Credit and Agency RMBS profit (loss)	21,114	0.60	22,758	0.67	84,203	2.56
Other interest income (expense), net	309	0.01	464	0.01	1,492	0.05
Income tax (expense) benefit	(1,180)	(0.03)	(2)	(0.00)	(1,558)	(0.05)
Other expenses	(5,806)	(0.16)	(4,508)	(0.13)	(20,844)	(0.64)
Net income (loss) (before incentive fee)	14,437	0.42	18,712	0.55	63,293	1.92
Incentive fee	(116)	(0.00)	—	—	(116)	(0.00)
Net income (loss)	$14,321	$0.42	$18,712	$0.55	$63,177	$1.92
Less: Net income (loss) attributable to non-controlling interests	1,733		1,419		5,244
Less: Dividends on preferred stock	1,466		—		1,466
Net income (loss) attributable to common stockholders(6)	$11,122	$0.31	$17,293	$0.53	$56,467	$1.76
Weighted average shares of common stock and convertible units(7) outstanding	36,594		33,571		32,800
Weighted average shares of common stock outstanding(8)	35,866		32,836		32,068

(1)	Conformed to current period presentation.

(2)	Other income primarily consists of rental income on real estate owned and loan origination fees.

(3)	Includes U.S. Treasury securities, if applicable.

(4)	Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.

(5)	Includes interest expense on the Company's Senior notes.

(6)	Per share information is calculated using weighted average common shares outstanding.

(7)	Convertible units include Operating Partnership units attributable to non-controlling interests.

(8)	Excludes Operating Partnership units attributable to non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, February 13, 2020, to discuss its financial results for the quarter ended December 31, 2019. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference ID number 6022108. International callers should dial (810) 740-4657 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, February 13, 2020, at approximately 2 p.m. Eastern Time through Thursday, February 27, 2020 at approximately 11:30 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 6022108. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 14, 2019 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended			Year Ended December 31, 2019
	December 31, 2019	September 30, 2019
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$45,353	$39,985		$159,901
Interest expense	(21,205)	(19,954)		(78,479)
Total net interest income	24,148	20,031		81,422
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(9,326)	3,368		(12,785)
Realized gains (losses) on financial derivatives, net	938	(9,360)		(30,912)
Realized gains (losses) on real estate owned, net	1,122	1,165		2,327
Unrealized gains (losses) on securities and loans, net	3,084	6,519		54,478
Unrealized gains (losses) on financial derivatives, net	3,799	1,473		(5,338)
Unrealized gains (losses) on real estate owned, net	(744)	(22)		(1,279)
Other, net	1,001	539		5,350
Total other income (loss)	(126)	3,682		11,841
EXPENSES
Base management fee to affiliate (Net of fee rebates of $509, $503, and $1,967, respectively)	2,663	1,942		7,988
Incentive fee to affiliate	116	—		116
Investment related expenses:
Servicing expense	2,055	1,940		8,632
Debt issuance costs related to Other secured borrowings, at fair value	1,865	—		3,536
Other	1,941	1,347		5,609
Professional fees	1,021	698		4,853
Compensation expense	962	712		3,649
Other expenses	1,160	1,156		4,354
Total expenses	11,783	7,795		38,737
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	12,239	15,918		54,526
Income tax expense (benefit)	1,180	2		1,558
Earnings from investments in unconsolidated entities	3,262	2,796		10,209
Net Income (Loss)	14,321	18,712		63,177
Net Income (Loss) Attributable to Non-Controlling Interests	1,733	1,419		5,244
Dividends on Preferred Stock	1,466	—	—	1,466
Net Income (Loss) Attributable to Common Stockholders	$11,122	$17,293		$56,467
Net Income (Loss) per Common Share:
Basic and Diluted	$0.31	$0.53		$1.76
Weighted average shares of common stock outstanding	35,866	32,836		32,068
Weighted average shares of common stock and convertible units outstanding	36,594	33,571		32,800

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	December 31, 2019	September 30, 2019
ASSETS
Cash and cash equivalents	$72,302	$33,251
Restricted cash	175	175
Securities, at fair value	2,449,941	1,875,929
Loans, at fair value	1,412,426	1,225,843
Investments in unconsolidated entities, at fair value	71,850	70,435
Real estate owned	30,584	44,423
Financial derivatives–assets, at fair value	16,788	12,740
Reverse repurchase agreements	73,639	36,473
Due from brokers	79,829	66,162
Investment related receivables	123,120	258,608
Other assets	7,563	3,319
Total Assets	$4,338,217	$3,627,358
LIABILITIES
Securities sold short, at fair value	$73,409	$36,909
Repurchase agreements	2,445,300	2,056,422
Financial derivatives–liabilities, at fair value	27,621	25,572
Due to brokers	2,197	5,978
Investment related payables	66,133	200,745
Other secured borrowings	150,334	91,151
Other secured borrowings, at fair value	594,396	438,629
Senior notes, net	85,298	85,232
Accounts payable and accrued expenses	6,846	4,579
Base management fee payable to affiliate	2,663	1,942
Incentive fee payable to affiliate	116	—
Dividend payable	6,978	4,833
Interest payable	7,320	6,135
Other liabilities	907	264
Total Liabilities	3,469,518	2,958,391

EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable; 4,600,000 and 0 shares issued and outstanding, respectively ($115,000 liquidation preference)	111,034	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized; 38,647,943 and 33,774,386 shares issued and outstanding, respectively	39	34
Additional paid-in-capital	821,747	734,628
Retained earnings (accumulated deficit)	(103,555)	(99,216)
Total Stockholders' Equity	829,265	635,446
Non-controlling interests	39,434	33,521
Total Equity	868,699	668,967
TOTAL LIABILITIES AND EQUITY	$4,338,217	$3,627,358
PER SHARE INFORMATION:
Common stock(1)	$18.48	$18.81

(1)	Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) miscellaneous non-recurring expenses; (vi) provision for income taxes; and (vii) certain other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Core Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table reconciles, for the three-month periods ended December 31, 2019 and September 30, 2019, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands, except per share amounts)	December 31, 2019	September 30, 2019
Net Income (Loss)	$14,321	$18,712
Income tax expense (benefit)	1,180	2
Net income (loss) before income tax expense	15,501	18,714
Adjustments:
Realized (gains) losses on securities and loans, net	9,326	(3,368)
Realized (gains) losses on financial derivatives, net	(938)	9,360
Realized (gains) losses on real estate owned, net	(1,122)	(1,165)
Unrealized (gains) losses on securities and loans, net	(3,084)	(6,519)
Unrealized (gains) losses on financial derivatives, net	(3,799)	(1,473)
Unrealized (gains) losses on real estate owned, net	744	22
Other realized and unrealized (gains) losses, net(1)	159	1,112
Net realized gains (losses) on periodic settlements of interest rate swaps	843	82
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(705)	171
Incentive fee to affiliate	116	—
Non-cash equity compensation expense	129	116
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	1,749	1,508
Debt issuance costs related to Other secured borrowings, at fair value	1,865	—
Miscellaneous non-recurring expenses(2)	—	16
(Earnings) losses from investments in unconsolidated entities(3)	(2,070)	(1,823)
Total Core Earnings	$18,714	$16,753
Dividends on preferred stock	1,466	—
Core Earnings attributable to non-controlling interests	1,439	1,316
Core Earnings Attributable to Common Stockholders	$15,809	$15,437
Core Earnings Attributable to Common Stockholders, per share	$0.44	$0.47

(1)
Includes realized and unrealized gains (losses) on foreign currency and unrealized gain (loss) on other secured borrowings, at fair value, included in Other, net, on the Condensed Consolidated Statement of Operations.

(2)	Miscellaneous non-recurring expenses consist mostly of professional fees related to the Company's conversion to a corporation and intended election to be taxed as a REIT.

(3)	Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.